EXHIBIT 21


                      SUBSIDIARIES OF SCOR U.S. CORPORATION


     SCOR U.S. Corporation


          SCOR Reinsurance Company (New York)

               General Security Indemnity Company (New York)
               General Security Insurance Company (Maryland)
               SCOR Services International, Ltd. (Hong Kong)1
               The Unity Fire and General Insurance Company (New York) NARG, Inc. (New York)

     SCOR Services, Inc. (Delaware)

     BIND, Inc. (Texas)

     Morgard, Inc. (Pennsylvania)

     California Reinsurance Management Corporation (California)2

     Commercial Risk Partners Limited (Bermuda)3























               1  20% Ownership

               2  92% Ownership

               3  12.87% Ownership (as of January 10, 1995)